Exhibit 99.1

For Immediate Release	Media Contact:	Kellee McGahey (843) 529‑5574
	Analyst Contact:	Jim Mabry (843) 529‑5593

South State Corporation Reports Second Quarter 2019 Results and
Declares Increase in Quarterly Cash Dividend

COLUMBIA, S.C.—July 29, 2019—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and six-month period ended June 30, 2019.  The Company reported consolidated net income of $41.5 million, or $1.17 per diluted common share for the three months ended June 30, 2019, a $2.9 million decrease, or $0.07 per share decline in EPS, compared to the first quarter of 2019.  Adjusted consolidated net income (non-GAAP) was $49.4 million, or $1.40 per diluted common share for the three months ended June 30, 2019, a $4.6 million increase, or $0.15 per share increase in adjusted diluted EPS, compared to the first quarter of 2019.

“The strength of our culture and team provides a great platform to build banking relationships,” said Robert R. Hill, Jr., CEO of South State Corporation.  “This was apparent this quarter, as all lines of business performed well.  This foundation and the investments made the past few years are helping drive performance consistent with our long term performance targets.  As we enter the second half of the year, I am optimistic regarding South State’s ability to drive additional growth.”

Focus on Long-Term Results

We communicated several long-term goals at our Investor Day held in December 2018 and we remain committed to those objectives while adhering to our core operating philosophy of soundness, profitability, and growth.  These included loan growth, expense control, capital management, and dividend payout that will result in return on average tangible common equity (non-GAAP) of 16% to 18%.

Operating Leverage

This quarter reflected an increase of $5.6 million, or 17%, in noninterest income from the first quarter of 2019, and was driven by all four lines of business.  Net interest income growth of $3.9 million was supported by an increase in average loan balances of $134.9 million, an increase in the investment securities portfolio and in short term investments.  In addition, noninterest bearing deposits grew by $162.3 million on average, during the second quarter.

Noninterest expense increased by $11.2 million compared to 1Q 2019, and adjusted (non-GAAP) noninterest expense increased by $678,000 compared to 1Q 2019, an annualized increase of 2.8%, resulting in modest growth in adjusted noninterest expenses.  We have completed a significant portion of our announced cost saves and believe these will contribute to further incremental operating leverage improvement over time.

Soundness

Asset quality remains strong with annualized net charge offs on non-acquired loans of 0.02% annualized.  Total past due loans across all portfolios were 0.44% of total loans, and total nonperforming assets were 0.26% of total assets as of June 30, 2019.  Overall, net charge-offs and OREO losses (from write downs and disposals) remain at very low levels and totaled $2.7 million for the first six months of 2019, and $1.9 million for the second quarter of 2019.

We continue to take advantage of our balance sheet strength and optionality.  During the second quarter of 2019, we remained active in repurchasing company common stock and bought 641,200 shares at an average price of $73.13 per share, or $46.9 million.   Tangible equity to tangible assets equaled 8.99%, dropping below 9% for the first time since March of 2017.  In June of 2019, the Company’s Board of Directors authorized a new Repurchase Program of 2,000,000 shares, and there were 1,859,000 shares available for repurchase under this new plan as of June 30, 2019.  At June 30 ,2019, outstanding common shares totaled 34,735,587, and the Company has acquired 594,400 shares thus far in the third quarter of 2019, at an average price of $75.08 per share, or $44.6 million.

The Company’s Board of Directors voted to increase the common stock dividend this quarter by $0.03 to $0.43 per share, which is a 7.5% increase compared to last quarter, and an $0.08 per share increase, or 22.9%, compared to the same quarter one year ago.  The dividend will be payable on August 16, 2019 to shareholders of record as of August 9, 2019.

Branch consolidation and other cost initiatives – 2019

In mid-January 2019, the Company scheduled the closure of 13 branch locations during 2019.  All but one of those locations was closed during the second quarter of 2019.  In addition, certain cost reduction initiatives began during the first quarter of 2019.  The cost incurred with these closures and cost initiatives totals $3.1 million for the first six months, with $2.1 million in the second quarter of 2019.  The annual savings of these closures and cost initiatives is expected to be $13.0 million, and the net impact on 2019 anticipated to be approximately $10.0 million.  In the second quarter of 2019, the Company recognized approximately $2.5 million in cost saves, and expect to realize another $6.4 million in the third and fourth quarter of 2019.

Pension plan termination – 2Q 2019

During the second quarter of 2019, the Company recorded the impact of the termination of the pension plan.  The pre-tax, non-cash charge totaled $9.5 million.  $7.7 million was recorded in accumulated other comprehensive loss (AOCL) and was reclassified from equity into the income statement, and the remaining charge of $1.8 million was from the net pension plan asset.  This action supports the Company’s long-term focus on managing noninterest expense to 0% to 3% growth annually.

Second Quarter 2019 Financial Performance

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,
INCOME STATEMENT	2019	2019	2018	2018	2018	2019	2018
Interest income
Loans, including fees (8)	$135,388	$131,834	$132,541	$132,043	$129,852	$267,222	$256,893
Investment securities, federal funds sold and securities purchased under agreements to resell	14,594	11,556	11,327	11,517	11,880	26,150	22,887
Total interest income	149,982	143,390	143,868	143,560	141,732	293,372	279,780
Interest expense
Deposits	17,393	16,645	15,310	13,220	10,009	34,038	16,922
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	5,410	3,478	2,166	2,051	2,161	8,888	4,323
Total interest expense	22,803	20,123	17,476	15,271	12,170	42,926	21,245
Net interest income	127,179	123,267	126,392	128,289	129,562	250,446	258,535
Provision for loan losses	3,704	1,488	3,734	3,117	4,478	5,192	6,932
Net interest income after provision for loan losses	123,475	121,779	122,658	125,172	125,084	245,254	251,603
Noninterest income	37,618	32,058	35,642	32,027	37,525	69,676	78,080
Pre-tax operating expense	107,329	97,125	96,664	95,818	96,410	204,588	198,577
Branch consolid./acquisition and merger expense	2,078	1,114	—	4,476	14,096	3,058	25,392
Total noninterest expense	109,407	98,239	96,664	100,294	110,506	207,646	223,969
Income before provision for income taxes	51,686	55,598	61,636	56,905	52,103	107,284	105,714
Provision for income taxes, includes deferred tax revaluation	10,226	11,231	12,632	9,823	11,644	21,457	22,929
Net income	$41,460	$44,367	$49,004	$47,082	$40,459	$85,827	$82,785

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$41,460	$44,367	$49,004	$47,082	$40,459	$85,827	$82,785
Securities losses (gains), net of tax	(1,371)	(432)	2	9	505	(1,803)	505
Provision for income taxes, deferred tax revaluation	—	—	—	(1,602)	613	—	613
FHLB prepayment penalty	—	107	—	—	—	107	—
Pension plan termination expense, net of tax	7,641					7,641	—
Branch consolid./acquisition and merger expense, net of tax	1,667	782	—	3,577	11,112	2,449	20,030
Adjusted net income (non-GAAP)	$49,397	$44,824	$49,006	$49,066	$52,689	$94,221	$103,933

Basic earnings per common share	$1.18	$1.25	$1.36	$1.28	$1.1	$2.43	$2.25
Diluted earnings per common share	$1.17	$1.25	$1.35	$1.28	$1.09	$2.42	$2.24
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.41	$1.26	$1.36	$1.34	$1.44	$2.67	$2.84
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.4	$1.26	$1.35	$1.33	$1.43	$2.66	$2.82
Dividends per common share	$0.4	$0.38	$0.36	$0.35	$0.34	$0.78	$0.67
Basic weighted-average common shares outstanding	35,089,129	35,445,087	36,154,922	36,645,181	36,676,887	35,268,574	36,656,689
Diluted weighted-average common shares outstanding	35,299,747	35,618,705	36,364,873	36,893,496	36,928,981	35,461,383	36,909,739
Effective tax rate	19.78%	20.2%	20.49%	17.26%	22.35%	20%	21.69%

The Company reported consolidated net income of $41.5 million, or $1.17 per diluted common share for the three-months ended June 30, 2019,  a  $2.9 million decrease, or $0.08 per share decline in EPS compared to the first quarter of 2019.  Compared to the second quarter of 2018, net income totaled $40.5 million, or $1.09 per diluted common share.

Weighted average diluted shares declined by 319,000, from the first quarter of 2019, due to the continuation of the Company repurchasing common shares under the prior and new Repurchase Programs, which improved second quarter diluted EPS by $0.01 per diluted share.  Net interest income increased by $3.9 million compared to the first quarter of 2019 on $6.6 million higher in interest income and $2.7 million higher interest expense.  Interest income increased from the loan portfolio (excluding loans held for sale) by $3.4 million, from the securities portfolio by $1.1 million, and from federal funds sold by $2.0 million.  These increases were offset partially by an increase of $2.7 million in interest expense with $2.0 million in other borrowings and $460,000 in time deposits.  The second quarter of 2019 reflects an additional $200 million FHLB advance with a cash flow hedge,  effectively locking in five-year funding at 1.89%.  This advance and related hedge was identical to the two transactions executed in March of 2019 totaling $500 million.  The funding cost of these FHLB advances and the related hedges total 2.06%, including the positive impact of the estimated dividend over time, and have a weighted average maturity of 4.3 years. The Company’s cost of interest-bearing liabilities was 0.95% for the second quarter of 2019, an increase of 0.06% from the first quarter of 2019.  Compared to the second quarter of 2018,  our overall cost of funds increased by 0.31% which was primarily the result of rising interest rates and competition within our markets.  The total provision for loan losses increased $2.2 million compared to the first quarter of 2019.  Valuation allowance impairment related to acquired loans was  $251,000 compared to $13,000 in the first quarter of 2019.  The provision for loan losses related to acquired non-credit impaired loans was higher by $1.3 million compared to the first quarter of 2019.  This increase was related to two loans that totaled $1.3 million in charge offs for 2Q 2019.  The provision for loan losses on non-acquired loans was $2.0 million, $727,000 higher than first quarter of 2019, and exceeded net charge-offs by $1.6 million.  Noninterest income increased by $5.6 million resulting primarily from increases in all categories, except acquired loan recoveries.  Excluding securities gains, noninterest income increased by $4.4 million in the second quarter of 2019.  Noninterest expense was higher by $11.2 million due to the pension plan termination cost of $9.5 million and $1.1 million increase in branch consolidation expense and other cost initiatives.  Adjusted noninterest expense (non-GAAP) increased by $678,000 in 2Q 2019 compared to 1Q 2019, with the largest portion of the increase in professional fees.

Income Tax Expense

During the second quarter of 2019, our effective income tax rate declined to 19.78% from 20.20% in the first quarter of 2019 and from 22.35% in the second quarter of 2018.  The primary factor in the lower effective tax rate compared to the first quarter of 2019 was lower pre-tax book income.  Compared to the second quarter of 2018, the lower effective tax rate was attributable to an increase in federal tax credits available and the absence of the tax expense related to the revaluation of deferred taxes.

Balance Sheet and Capital

(dollars in thousands, except per share and share data)	Ending Balance
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
BALANCE SHEET	2019	2019	2018	2018	2018
Assets
Cash and cash equivalents	$851,971	$949,591	$408,983	$307,309	$396,849
Investment securities:
Securities held to maturity	—	—	—	500	499
Securities available for sale, at fair value	1,717,276	1,466,249	1,517,067	1,551,281	1,577,999
Other investments	49,124	40,624	25,604	19,229	19,229
Total investment securities	1,766,400	1,506,873	1,542,671	1,571,010	1,597,727
Loans held for sale	47,796	33,297	22,925	33,752	36,968
Loans:
Acquired credit impaired	419,961	452,258	485,119	512,633	551,979
Acquired non-credit impaired	2,180,281	2,378,737	2,594,826	2,786,102	3,076,424
Non-acquired	8,621,327	8,310,613	7,933,286	7,606,478	7,197,539
Less allowance for non-acquired loan losses	(53,590)	(52,008)	(51,194)	(49,869)	(47,874)
Loans, net	11,167,979	11,089,600	10,962,037	10,855,344	10,778,068
Other real estate owned ("OREO")	14,506	11,297	11,410	12,119	17,222
Premises and equipment, net	321,348	322,553	241,076	241,909	245,288
Bank owned life insurance	231,708	230,629	230,105	229,075	227,588
Deferred tax asset	28,240	31,884	37,128	47,943	48,853
Mortgage servicing rights	30,332	32,415	34,727	36,056	35,107
Core deposit and other intangibles	56,351	59,619	62,900	66,437	69,975
Goodwill	1,002,900	1,002,900	1,002,900	1,002,900	1,002,722
Other assets	163,806	136,229	119,466	118,361	110,121
Total assets	$15,683,337	$15,406,887	$14,676,328	$14,522,215	$14,566,488

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$3,255,906	$3,219,864	$3,061,769	$3,157,478	$3,152,828
Interest-bearing	8,666,374	8,699,107	8,585,164	8,456,397	8,485,461
Total deposits	11,922,280	11,918,971	11,646,933	11,613,875	11,638,289
Federal funds purchased and securities sold under agreements to repurchase	298,029	276,891	270,649	279,698	331,969
Other borrowings	816,414	616,250	266,084	115,919	115,754
Other liabilities	272,636	218,298	126,366	144,584	132,109
Total liabilities	13,309,359	13,030,410	12,310,032	12,154,076	12,218,121

Shareholders’ equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 80,000,000 shares	86,839	88,421	89,574	91,808	92,064
Surplus	1,676,229	1,719,396	1,750,495	1,805,685	1,811,446
Retained earnings	609,444	582,034	551,108	515,155	480,928
Accumulated other comprehensive income (loss)	1,466	(13,374)	(24,881)	(44,509)	(36,071)
Total shareholders’ equity	2,373,978	2,376,477	2,366,296	2,368,139	2,348,367
Total liabilities and shareholders’ equity	$15,683,337	$15,406,887	$14,676,328	$14,522,215	$14,566,488

Common shares issued and outstanding	34,735,587	35,368,521	35,829,549	36,723,238	36,825,556

At June 30, 2019, the Company’s total assets were $15.7 billion,  an increase of $1.0 billion from December 31, 2018, and an increase of $1.1 billion, or 7.7%, from June 30, 2018.  During the second quarter of 2019,  changes in the balance sheet include the following:

1.	Net loan growth totaled $80.1 million, or 2.9% annualized. Non-acquired loans increased by $310.7 million or 15.0% annualized and acquired loans decreased by $230.6 million, or 32.6% annualized.
2.	Sold 11,400 shares of Class B VISA common stock recognized a gain of $1.8 million.
3.

Executed one 90‑day FHLB advance of $200.0 million with a cash flow hedge, effectively locking in five year funding at 1.89%, as we continued to add leverage within the balance sheet to support future loan growth and increase the size of the investment portfolio.

4.	Non-interest bearing deposits grew by $36.0 million, or 4.5% annualized.
5.	Repurchased 641,200 common shares totaling $46.9 million.

The Company’s book value per common share increased to $68.34 per share at June 30, 2019, compared to $67.19 at March 31, 2019 and $63.77 at June 30, 2018.  Total equity (capital) decreased by $2.5 million due to the shares of common stock repurchased during the second quarter.  The decrease from the repurchased stock of $46.9 million was mostly offset by an improvement in the unrealized gain position of available for sale securities at June 30, 2019, and net income earned, net of the dividend paid, of $27.4 million, during the quarter.  Tangible book value (“TBV”) per common share increased by $0.70 per share to $37.85 at June 30, 2019, compared to $37.15 at March 31, 2019,  and increased by $3.21 per share, or 9.3%, from $34.64 at June 30, 2018.  The  quarterly increase of $0.70 per share in tangible book value was the result of (1) earnings per share, excluding amortization of intangibles, of  $1.27, offset by the dividend paid to shareholders of $0.40 per share;  (2) an increase from the change in AOCI of $0.43 per share; (3) the increase from the impact of share-based compensation and employee stock purchases of $0.06 per share; and (4) a net decrease of $0.66 per share due primarily to the buyback of common stock.

“Sound credit quality continues to be a strength of the company, as many of our credit metrics continued to improve,” said John C. Pollok, Chief Financial Officer.  “South State experienced nice improvement during the second quarter in total revenue, in both net interest income and noninterest income, and good control of adjusted noninterest expense, all resulting in an adjusted return on average tangible equity of 15.79%, which approaches our long-term goal of 16% to 18%.”

Performance and Capital Ratios

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
PERFORMANCE RATIOS	2019	2019	2018	2018	2018	2019	2018
Return on average assets (annualized)	1.08%	1.21%	1.33%	1.28%	1.12%	1.14%	1.15%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.28%	1.23%	1.33%	1.33%	1.45%	1.26%	1.45%
Return on average equity (annualized)	6.98%	7.61%	8.24%	7.89%	6.96%	7.29%	7.18%
Adjusted return on average equity (annualized) (non-GAAP) (3)	8.32%	7.69%	8.24%	8.23%	9.06%	8.00%	9.02%
Return on average tangible common equity (annualized) (non-GAAP) (7)	13.38%	14.66%	15.91%	15.29%	13.79%	14.01%	14.23%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	15.79%	14.80%	15.91%	15.90%	17.68%	15.30%	17.64%
Efficiency ratio (tax equivalent)	66.87%	63.24%	59.43%	62.31%	65.63%	65.10%	66.16%
Adjusted efficiency ratio (non-GAAP) (9)	59.78%	62.52%	59.43%	59.53%	57.26%	61.12%	58.65%
Dividend payout ratio (2)	33.89%	30.29%	26.63%	27.30%	30.93%	32.03%	29.78%
Book value per common share	$ 68.34	$ 67.19	$ 66.04	$ 64.49	$ 63.77
Tangible common equity per common share (non-GAAP) (7)	$ 37.85	$ 37.15	$ 36.30	$ 35.37	$ 34.64

CAPITAL RATIOS
Equity-to-assets	15.14%	15.42%	16.12%	16.31%	16.12%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.99%	9.16%	9.56%	9.65%	9.45%
Tier 1 common equity (6)	11.60%	11.80%	12.10%	12.30%	12.00%
Tier 1 leverage (6)	10.00%	10.50%	10.60%	10.80%	10.60%
Tier 1 risk-based capital (6)	12.60%	12.80%	13.10%	13.30%	13.00%
Total risk-based capital (6)	13.10%	13.30%	13.60%	13.80%	13.50%

OTHER DATA
Number of branches	156	168	168	168	169
Number of employees (full-time equivalent basis)	2,544	2,589	2,602	2,640	2,654

Asset Quality

	Ending Balance
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$15,605	$ 15,910	$ 15,018	$ 15,315	$ 14,870
Non-acquired OREO and other nonperforming assets	4,374	4,070	4,037	3,229	8,179
Total non-acquired nonperforming assets	19,979	19,980	19,055	18,544	23,049
Acquired
Acquired nonperforming loans	9,985	14,558	13,651	10,800	9,590
Acquired OREO and other nonperforming assets	10,412	7,782	7,755	9,302	9,527
Total acquired nonperforming assets	20,397	22,340	21,406	20,102	19,117
Total nonperforming assets	$40,376	$ 42,320	$ 40,461	$ 38,646	$ 42,166

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2019	2019	2018	2018	2018	2019	2018
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.62%	0.63%	0.65%	0.66%	0.67%	0.62%	0.67%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	343.42%	326.89%	340.88%	325.62%	321.95%	343.22%	321.95%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.02%	0.02%	0.06%	0.07%	0.01%	0.02%	0.02%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.25%	0.03%	0.09%	0.01%	0.14%	0.14%	0.08%
Total nonperforming assets as a percentage of total assets	0.26%	0.27%	0.28%	0.27%	0.29%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.18%	0.19%	0.19%	0.20%	0.21%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.23%	0.24%	0.24%	0.24%	0.32%
Total nonperforming assets as a percentage of total assets (5)	0.13%	0.13%	0.13%	0.13%	0.16%

Total nonperforming assets decreased by $1.9 million to $40.4 million, representing 0.26% of total assets,  a decrease of 1 basis point compared to March 31, 2019.  Non-performing acquired non-credit impaired loans decreased by $4.6 million and totaled $10.0 million.  Legacy non-performing loans decreased by $305,000 during the second quarter of 2019 to $15.6 million at June 30, 2019.  The allowance for loan losses as a percentage of non-acquired nonaccrual loans was 343% at June 30, 2019,  up from 327% in the first quarter of 2019, and up from 322%  at June 30, 2018.

At June 30, 2019,  the allowance for non-acquired loan losses was $53.6 million, or 0.62%, of non-acquired period-end loans and $52.0 million, or 0.63%, at March 31, 2019, and $47.9 million, or 0.67% at June 30, 2018.  Net charge-offs within the non-acquired portfolio were $452,000, or 0.02% annualized, in the second quarter of 2019, compared to $493,000, or 0.02% annualized, in the first quarter of 2019.   Second quarter 2018 net charge-offs totaled $189,000, or 0.01% annualized.  Net charge-offs (recoveries) related to the non-acquired loan portfolio were ($292,000) during the second quarter of 2019.  The remaining net charge-offs were from overdraft and ready reserve accounts and totaled $744,000.

During the second quarter of 2019,  the provision for loan losses totaled $2.0 million  for the non-acquired loan portfolio compared to $1.3 million in the first quarter of 2019, and $2.9 million in the second quarter of 2018.

Net charge offs related to “acquired non-credit impaired loans” were $1.4 million, or 0.25% annualized, in the second quarter of 2019; and the Company recorded a provision for loan losses, accordingly.  Net charge-offs in the first quarter of 2019 totaled $168,000,  or 0.03% annualized, and in the second quarter of 2018, net charge-offs totaled $1.1 million, or 0.14% annualized.  There were two loans with charge-offs that totaled $1.3 million in the second quarter of 2019, which comprise the majority of the $1.4 million in provision for loan losses recorded.

During the first quarter of 2019, the Company recorded a net impairment of $251,000 within the acquired credit impaired loan pools compared to $13,000 in the first quarter of 2019.  During the second quarter of 2018, the Company recorded net impairment of $522,000.

Total OREO increased during the second quarter due to the branch closures that were completed, and increased by $3.2 million to $14.5 million.  This was still below the balance of OREO of $17.2 million at June 30, 2018.

Net Interest Income and Margin

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$602,351	$3,426	2.28%	$248,620	$1,463	2.39%	$203,189	$1,218	2.40%
Investment securities (taxable)	1,429,378	9,551	2.68%	1,327,336	8,597	2.63%	1,439,334	9,048	2.52%
Investment securities (tax-exempt)	191,686	1,617	3.38%	187,732	1,496	3.23%	213,712	1,614	3.03%
Loans held for sale	33,804	337	4.00%	19,308	214	4.49%	32,313	337	4.18%
Loans	11,157,942	135,051	4.85%	11,023,005	131,620	4.84%	10,723,400	129,515	4.84%
Total interest-earning assets	13,415,161	149,982	4.48%	12,806,001	143,390	4.54%	12,611,948	141,732	4.51%
Noninterest-earning assets	2,004,786			2,006,898			1,934,359
Total Assets	$15,419,947			$14,812,899			$14,546,307

Interest-Bearing Liabilities:
Transaction and money market accounts	$5,515,060	$9,632	0.70%	$5,429,375	$9,340	0.70%	$5,203,265	$4,691	0.36%
Savings deposits	1,354,812	1,252	0.37%	1,379,688	1,256	0.37%	1,459,851	1,160	0.32%
Certificates and other time deposits	1,749,782	6,509	1.49%	1,773,365	6,049	1.38%	1,784,269	4,158	0.93%
Federal funds purchased and repurchase agreements	281,187	673	0.96%	284,350	753	1.07%	339,917	642	0.76%
Other borrowings	677,858	4,737	2.80%	301,696	2,725	3.66%	165,940	1,519	3.67%
Total interest-bearing liabilities	9,578,699	22,803	0.95%	9,168,474	20,123	0.89%	8,953,242	12,170	0.55%
Noninterest-bearing liabilities	3,458,506			3,280,126			3,260,626
Shareholders’ equity	2,382,742			2,364,299			2,332,439
Total Non-IBL and shareholders’ equity	5,841,248			5,644,425			5,593,065
Total liabilities and shareholders’ equity	$15,419,947			$14,812,899			$14,546,307
Net interest income and margin (NON-TAX EQUIV.)		$127,179	3.80%		$123,267	3.90%		$129,562	4.12%
Net interest margin (TAX EQUIVALENT)			3.82%			3.92%			4.14%

Overall Cost of Funds (including demand deposits)			0.71%			0.67%			0.40%

Non-taxable equivalent net interest income was $127.2 million for the second quarter of 2019, a  $3.9 million increase from the first quarter of 2019.  The increase resulted from the leverage of the balance sheet that allowed for higher interest income from investment securities of $1.1 million and federal funds sold of $2.0 million.  In addition, interest income from the loan portfolio added $3.4 million, which was attributable to higher yield on the non-acquired loan portfolio to 4.32% from 4.30%, and $387.1 million increase in the average balance.  This was offset, partially by $2.2 million decline in acquired loan interest income which resulted from the continued decline in the average acquired loan balance of $252.2 million.  Interest expense increased by $2.7 million, with $2.0 million coming from other borrowings (FHLB advances).  Time deposit funding cost increased 11 basis points during 2Q 2019 and resulted in $460,000 of additional funding cost.  Lastly, there was one more day in the second quarter of 2019 compared to the first quarter of 2019.

Tax-equivalent net interest margin declined 10 basis points from the first quarter of 2019 and declined by 32 basis points from the second quarter of 2018.  During the second quarter of 2019, the Company’s average total assets increased to $15.4 billion, an increase of $607.0 million from the first quarter of 2019, and an increase of $873.6 million from the second quarter of 2018.  Average earning assets totaled $13.4 billion up $609.2 million from 1Q 2019, and up $803.2 million from 2Q 2018.  Average interest-bearing liabilities totaled $9.6 billion at 2Q 2019, an increase of $410.2 million from 1Q 2019; and up $625.5 million from 2Q 2018.  Average non-interest bearing liabilities increased by $178.4 million, from 1Q 2019, to $3.5 billion; and was up $197.9 million from 2Q 2018.  Including the impact of noninterest bearing deposits, the Company’s  overall cost of funds was 71 basis points for the second quarter of 2019 compared to 67 basis points in the first quarter of 2019, and compared to 40 basis points one year ago.

The first table below reflects the quarterly roll forward of the acquired credit impaired loan accretable yield, including a fair value adjustment of $1.5 million recorded in the second quarter of 2018 for the Park Sterling merger.  The table reflects the amount of acquired credit impaired loan interest income recognized each quarter, split between (1) contractual loan interest; and (2) the accretion recognized from the performance of the acquired credit impaired loans.

The second table below shows the split between principal and interest that will be accreted into interest income over the expected remaining life of the ACI loans, the third table shows the nonaccretable difference split between principal and interest which is not expected to be collected, and the fourth table shows “total acquired accretion income” recorded over the past five quarters.  The amount increased slightly in the second quarter of 2019 when compared to the first quarter of 2019.  The largest impact was the partial collection of the legal balance of an acquired credit impaired loan during the second quarter totaling $1.0 million.

The amount of ANCI discount recognized in the second quarter of 2019 was $3.2 million compared to $3.2 million recognized in the first quarter of 2019.  The remaining balance of the discount on the acquired noncredit impaired loan portfolio totals $26.9 million at June 30, 2019, $30.2 million at March 31, 2019,  and $43.6 million at June 30, 2018.

1 - Accretable Yield Rollforward (Acquired credit impaired loans)	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018

Balance at beginning of period	$106,978	$116,754	$114,985	$121,804	$129,857

Contractual interest income *	(7,111)	(7,078)	(7,837)	(8,228)	(8,354)
Accretion on acquired loans	(5,167)	(5,120)	(5,099)	(4,892)	(5,212)
Additions (decreases) from Park Sterling Bank Acquisition	—	—	—	—	(1,460)
Improved cash flows affecting nonaccretable difference	5994	2,474	14,698	6,350	7,118
Other changes, net	(81)	(52)	7	(49)	(145)

Balance at end of period	$100613	$106,978	$116,754	$114,985	$121,804

* Contractual interest income does not include interest income from loan advances post-acquisition on lines of credit, late fees or other loan fees.

2 - Principal & Interest of Accretable Yield Period End Balance
Principal - expected to be collected in future periods and recorded as interest income	$43,616	$46,673	$48,896	$46,526	$50,474
Interest - expected to be collected in future periods and recorded as interest income	56,997	60,305	67,859	68,459	71,331
Total accretable balance at period end	$100,613	$106,978	$116,754	$114,985	$121,805

3 - Principal & Interest of the Nonaccretable Difference
Contractual principal which is not expected to be collected	$13,151	$15,203	$19,055	$30,081	$32,557
Contractual interest which is not expected to be collected	5,005	$9,079	5,763	8,341	10,840
Total nonaccretable difference	$18,156	$24,282	$24,818	$38,422	$43,397

4 - Acquired accretion income over Past 5 Quarters	Three months Ended
(in thousands)	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2019	2019	2018	2018	2018
Acquired non credit impaired accretion income and fees	$3,209	$3,237	$3,792	$6,786	$7,671
Acquired credit impaired accretion income	5,167	5,120	5,099	4,892	5,212
Other interest and late fees	773	780	770	742	759
Total acquired accretion income	$9,149	$9,137	$9,662	$12,420	$13,642

Noninterest Income and Expense

	Three Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018
Noninterest income:
Fees on deposit accounts	$18,741	$17,808	$18,704	$17,790	$22,612
Mortgage banking income	5,307	2,385	2,501	2,824	3,317
Trust and investment services income	7,720	7,269	7,621	7,527	7,567
Securities (losses) gains, net	1,709	541	(3)	(11)	(641)
Recoveries of fully charged off acquired loans	1,347	1,867	2,737	1,238	2,167
Other	2,794	2,188	4,082	2,659	2,503
Total noninterest income	$37,618	$32,058	$35,642	$32,027	$37,525

Noninterest expense:
Salaries and employee benefits	$58,547	$58,431	$57,705	$57,934	$55,026
Pension plan termination expense	9,526	--	--	--	--
Net occupancy expense	7,616	7,199	7,205	7,630	7,815
Information services expense	8,671	9,009	7,877	7,804	8,903
Furniture and equipment expense	4,233	4,413	4,599	4,605	4,519
FHLB prepayment penalty	--	134	--	--	--
OREO expense and loan related	881	751	831	(19)	1,037
Business development and staff related	2,171	2,288	2,822	2,463	2,765
Amortization of intangibles	3,268	3,281	3,537	3,537	3,722
Professional fees	2,781	2,240	3,148	2,138	1,898
Supplies, printing and postage expense	1,495	1,504	1,480	1,561	1,406
FDIC assessment and other regulatory charges	1,455	1,535	1,340	2,525	3,277
Advertising and marketing	959	807	1,273	1,049	1,163
Other operating expenses	5,726	5,667	4,847	4,591	4,879
Branch consolid. or merger / convers related exp.	2,078	980	—	4,476	14,096
Total noninterest expense	$109,407	$98,239	$96,664	$100,294	$110,506

Noninterest income totaled $37.6 million during the second  quarter of 2019, an increase of $5.6 million from the first quarter of 2019.  The increase was the result of higher income in all categories, other than recoveries on acquired loans, which declined by $520,000.  Mortgage banking income increased by $2.9 million as gains from the sale of loans improved $1.9 million and mortgage servicing rights (MSR), net of the hedge increased by $1.0 million.  Trust and investment services income improved by $451,000, and fees on deposit accounts increased by $933,000, primarily in bankcard income.  Also, in the second quarter of 2019, the Company sold another 11,400 shares of VISA class B stock resulting in a gain of $1.8 million, which was partially offset by realized losses of $100,000 on lower yielding investment securities which were sold.

Compared to the second quarter of 2018,  noninterest income was slightly up by $93,000.  The categories were as follows:

1.	$2.0 million improvement in mortgage banking income primarily from higher secondary market income;
2.	$2.4 million increase in securities gains in 2Q 2019 compared to securities losses of $641,000 in 2Q 2018; offset by
3.	Fees on deposit accounts were down $3.9 million due primarily to the impact of the Durbin Amendment, which reduced income beginning in the third quarter of 2018; and

4.	Lower recoveries on acquired loans of $820,000.

Noninterest expense was $109.4 million in the second quarter of 2019,  an increase of $11.2 million from $98.2 million in the first quarter of 2019.  The increase was primarily related to the following:  (1) the termination of the pension plan in the second quarter of 2019, which totaled $9.5 million, and (2) additional branch consolidation and other cost saving initiatives resulted in $2.1 million of expense in the second quarter of 2019.  Excluding these cost, adjusted noninterest expense totaled $97.8 million, an increase of $678,000, or 0.7% compared to first quarter 2019.

Compared to the second quarter of 2018, noninterest expense was lower by $1.1 million.  The net decrease was primarily due to the following:  (1)  merger-related and branch consolidated cost declined $12.0 million, as additional Park Sterling merger / conversion cost were incurred in 2Q 2018,  (2) $1.8 million in lower FDIC assessment and other regulatory charges were incurred; offset by (3) higher salaries and benefits which increased by $13.0 million due primarily to the termination of the pension plan ($9.5 million), higher benefits from self-funded medical cost ($907,000) and higher 401(k) matching contributions ($828,000), and higher incentive expense ($1.5 million).  Adjusted noninterest expense (non-GAAP) increased $1.4 million, or 1.4%, compared to the second quarter of 2018.

South State Corporation will hold a conference call tomorrow, July 30, 2019, at 10 a.m.  Eastern Time, during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877‑506‑9272.  The number for international participants is 412‑380‑2004.  The conference ID number is 10133216.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning July 30, 2019 by 2:00 p.m.  Eastern Time until 9:00 a.m. on August 13, 2019.  To listen to the replay, dial 877‑344‑7529 or 412‑317‑0088.  The passcode is 10133216.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $15.7 billion in assets.  South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia.  South State has served customers since 1934.  Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
RECONCILIATION OF GAAP TO Non-GAAP	2019	2019	2018	2018	2018	2019	2018
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$41,460	$44,367	$49,004	$47,082	$40,459	$85,827	$82,785
Securities losses (gains), net of tax	(1,371)	(432)	2	9	505	(1,803)	505
Provision for income taxes - Deferred Tax Asset Write-Off	—	—	—	(1,602)	613	—	613
Pension plan termination expense, net of tax	7,641	—	—	—	—	7,641	—
FHLB prepayment penalty, net of tax	—	107	—	—	—	107	—
Merger and branch consolidation/acq. expense, net of tax	1,667	782	—	3,577	11,112	2,449	20,030
Adjusted net income (non-GAAP)	$49,397	$44,824	$49,006	$49,066	$52,689	$94,221	$103,933

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.18	$1.25	$1.36	$1.28	$1.1	$2.43	$2.25

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
RECONCILIATION OF GAAP TO Non-GAAP	2019	2019	2018	2018	2018	2019	2018
Effect to adjust for securities losses (gains)	(0.04)	(0.01)	—	—	0.01	(0.05)	0.01
Effect to adjust for provision for income tax DTA Write-Off	—	—	—	(0.04)	0.02	—	0.02
Effect to adjust for pension plan termination expense, net of tax	0.22	—	—	—	—	0.22	—
Effect to adjust for FHLB prepayment penalty, net of tax	—	—	—	—	—	—	—
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.05	0.02	—	0.1	0.31	0.07	0.56
Adjusted net income per common share - Basic (non-GAAP)	$1.41	$1.26	$1.36	$1.34	$1.44	$2.67	$2.84

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$1.17	$1.25	$1.35	$1.28	$1.09	$2.42	$2.24
Effect to adjust for securities losses (gains)	(0.04)	(0.01)	—	—	0.01	(0.05)	0.01
Effect to adjust for provision for income tax DTA Write-Off	—	—	—	(0.05)	0.02	—	0.02
Effect to adjust for pension plan termination expense, net of tax	0.22	—	—	—	—	0.22	—
Effect to adjust for FHLB prepayment penalty, net of tax	—	—	—	—	—	—	—
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.05	0.02	—	0.1	0.31	0.07	0.55
Adjusted net income per common share - Diluted (non-GAAP)	$1.4	$1.26	$1.35	$1.33	$1.43	$2.66	$2.82

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.08%	1.21%	1.33%	1.28%	1.12%	1.14%	1.15%
Effect to adjust for securities losses (gains)	‑0.04%	‑0.01% %	—%	—%	0.01%	‑0.02%	0.01%
Effect to adjust for provision for income tax DTA Write-Off	—%	—%	—%	‑0.04%	0.02%	—%	0.01%
Effect to adjust for pension plan termination expense, net of tax	0.2%	—%	—%	—%	—%	0.1%	—%
Effect to adjust for FHLB prepayment penalty, net of tax	—%	—%	—%	—%	—%	—%	—%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.04%	0.03%	—%	0.09%	0.3%	0.04%	0.28%
Adjusted return on average assets (non-GAAP)	1.28%	1.23%	1.33%	1.33%	1.45%	1.26%	1.45%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	6.98%	7.61%	8.24%	7.89%	6.96%	7.29%	7.18%
Effect to adjust for securities losses (gains)	‑0.23%	‑0.07%	—%	—%	0.09%	‑0.15%	0.04%
Effect to adjust for provision for income tax DTA Write-Off	—%	—%	—%	‑0.27% %	0.11%	—%	0.05%

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
RECONCILIATION OF GAAP TO Non-GAAP	2019	2019	2018	2018	2018	2019	2018
Effect to adjust for pension plan termination expense, net of tax	1.29%	—%	—%	—%	—%	0.65%	—%
Effect to adjust for FHLB prepayment penalty, net of tax	—%	0.02%	—%	—%	—%	0.01%	—%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.28%	0.13%	—%	0.61%	1.9%	0.2%	1.75%
Adjusted return on average equity (non-GAAP)	8.32%	7.69%	8.24%	8.23%	9.06%	8%	9.02%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	6.98%	7.61%	8.24%	7.89%	6.96%	7.29%	7.18%
Effect to adjust for securities losses (gains)	‑0.23%	‑0.07%	—%	—%	0.09%	‑0.15%	0.04%
Effect to adjust for provision for income tax DTA Write-Off	—%	—%	—%	‑0.27%	0.11%	—%	0.05%
Effect to adjust for pension plan termination expense, net of tax	1.29%	—%	—%	—%	—%	0.65%	—%
Effect to adjust for FHLB prepayment penalty, net of tax	—%	0.02%	—%	—%	—%	0.01%	—%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.28%	0.13%	—%	0.6%	1.91%	0.21%	1.74%
Effect to adjust for intangible assets	7.47%	7.11%	7.67%	7.68%	8.61%	7.29%	8.63%
Adjusted return on average common tangible equity (non-GAAP)	15.79%	14.8%	15.91%	15.9%	17.68%	15.3%	17.64%

Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$68.34	$67.19	$66.04	$64.49	$63.77
Effect to adjust for intangible assets	(30.49)	(30.04)	(29.74)	(29.12)	(29.13)
Tangible book value per common share (non-GAAP)	$37.85	$37.15	$36.3	$35.37	$34.64

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	15.14%	15.42%	16.12%	16.31%	16.12%
Effect to adjust for intangible assets	‑6.15%	‑6.26%	‑6.56%	‑6.66%	‑6.67%
Tangible equity-to-tangible assets (non-GAAP)	8.99%	9.16%	9.56%	9.65%	9.45%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  It also reflects an adjustment for the deferred tax asset revaluation in the third quarter of 2018.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $2.1 million, $980,000, $4.5 million, and $14.1 million for the quarters ended June 30, 2019, March 31, 2019, September 30, 2018, and June 30, 2018,  respectively; (b) securities (losses) gains, net of $1.7 million,

$541,000, ($3,000), ($11,000), and ($641,000), for the quarters ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018;  (c) Pension plan termination expense of $9.5 million for the quarter ended June 30, 2019; and (d) FHLB prepayment penalty of $134,000 for the quarter ended March 31, 2019.  In the third quarter of 2018 and second quarter of 2018, the Company revalued its net deferred tax assets with the Tax Act of 2017 with a(n) (decrease) increase in our income tax provision of ($1.6 million) and $613,000, respectively.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	June 30, 2019 ratios are estimated and may be subject to change pending the final filing of the FR Y‑9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of $3.2 million, $3.2 million, $3.8 million, $6.7 million, and $7.6 million, respectively, during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost and the FHLB prepayment penalty divided by net interest income and noninterest income excluding securities gains (losses) and OTTI.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements are based on, among other things, management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and South State Corporation (“South State”). Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,”  “believes,” “will,”  “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. South State cautions readers that forward looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following: (1) economic downturn risk, potentially resulting in deterioration in the credit markets, greater than expected noninterest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (2) increased expenses, loss of revenues, and increased regulatory scrutiny associated with our total assets having exceeded $10.0 billion; (3) controls and procedures risk, including the potential failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures; (4) ownership dilution risk associated with potential acquisitions in which South State’s stock may be issued as consideration for an acquired company; (5) potential deterioration in real estate values; (6) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the Tax Cuts and Jobs Act) and the resulting impact, including as a result of compression to net interest margin; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and including the impact of the recently enacted Tax Cuts and Jobs Act, the Consumer Financial Protection Bureau rules and regulations, and the possibility of changes in accounting standards, policies, principles and practices, including changes in accounting principles relating to loan loss recognition (CECL); (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) greater than expected noninterest expenses; (20) noninterest income risk resulting from the effect of regulations that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts‑in to the overdraft service for those types of transactions; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, and potential difficulties in maintaining relationships with key personnel; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; (26) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisition, whether involving stock or cash consideration; and (27) other risks and uncertainties disclosed in South State’s most recent Annual Report on Form 10‑K filed with the U.S. Securities and Exchange Commission (“SEC) or disclosed in documents filed or furnished by South State with or to the SEC after the filing of such Annual Reports on Form 10‑K, and of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.